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                                                                    EXHIBIT 23.2


               CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.


As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our reserve report dated March 22, 2000 entitled, "Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Major-Value Properties in the United States Effective December 31, 1999 for Disclosure to the Securities and Exchange Commission Utilizing Aries Software Williamson Project 9.8764" and all references to our firm included in or made a part of the Chesapeake Energy Corporation Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about October 2, 2000.





                                      /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
                                          WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
September 29, 2000